EXHIBIT 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND PLUS SPECIAL NONRECURRING
DIVIDEND

Philadelphia, Pennsylvania (August 15, 2018) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.40 per share on the common stock of the Company.  This quarter's dividend is comprised of a regular quarterly dividend of $0.05 and a nonrecurring dividend of $0.35 per outstanding common share.  This dividend will be paid on September 21, 2018 to shareholders of record at the close of business on September 7, 2018.

Dennis Pollack, President and CEO, commented, "This additional nonrecurring dividend is indicative of our continued commitment to enhance shareholder value and reflects one of our efforts to leverage our capital and provide a benefit to our shareholders.  We appreciate our shareholders' investment in the Company and will continue to explore available opportunities to enhance shareholder value".

Prudential Bancorp, Inc. is the holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 9 additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.  At June 30, 2018, the Company had assets totaling $1.0 billion, liabilities totaling $897.3 million and shareholders' equity totaling $131.5 million.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies, legislation and regulatory changes.

Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.psbanker.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contact:
Jack E. Rothkopf, Senior Vice President, Treasurer, Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Bank, 215-755-1500.